Exhibit 3 First Quarter 2022 Results Mexican Professional Baseball Hall of Fame, Monterrey, Mexico Built with Pisocret, part of our Vertua family of sustainable products

Except as the context otherwise may require, references in this presentation to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A.B. de C.V. and its consolidated entities. The information contained in this presentation contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related CEMEX’s plans, objectives, expectations (financial or otherwise), and typically can be identified by the use of words such as “will”, “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,” “strategy,” “intend,” “aimed” and similar terms. Although CEMEX believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially from historical results or results anticipated by forward-looking statements due to various factors. These forward-looking statements reflect, as of the date on which such forward-looking statements are made, our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events, unless otherwise indicated. These statements necessarily involve risks, uncertainties and assumptions that could cause actual results to differ materially from historical results or those anticipated in this presentation. Among others, such risks, uncertainties, and assumptions include those discussed in CEMEX's most recent annual report and those detailed from time to time in CEMEX’s other filings with the Securities and Exchange Commission, which factors are incorporated herein by reference, including, but not limited to: impact of pandemics, epidemics or outbreaks of infectious diseases and the response of governments and other third parties, including with respect to the novel strain of the coronavirus identified in China in late 2019 and its variants (“COVID-19”), which have affected and may continue to adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; the cyclical activity of the construction sector; our exposure to other sectors that impact our and our clients’ businesses, such as, but not limited to, the energy sector; availability of raw materials and related fluctuating prices; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; our ability to secure and permit aggregates reserves in strategically located areas; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in our effective tax rate; competition in the markets in which we offer our products and services; general political, social, health, economic and business conditions in the markets in which we operate or that affect our operations and any significant economic, health, political or social developments in those markets, as well as any inherent risks to international operations; the regulatory environment, including environmental, energy, tax, labor, antitrust, and acquisition-related rules and regulations; our ability to satisfy our obligations under our material debt agreements, the indentures that govern our outstanding notes, and other debt instruments and financial obligations, including our subordinated notes with no fixed maturity and other financial obligations; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; the impact of our below investment grade debt rating on our cost of capital and on the cost of the products and services we purchase; loss of reputation of our brands; our ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing initiatives for our products and generally meet our “Operation Resilience” strategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber- attacks; changes in the economy that affect demand for consumer goods, consequently affecting the demand for our products and services; weather conditions, including but not limited to, excessive rain and snow, and disasters such as earthquakes and floods; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement (“USMCA”), which was signed on November 30, 2019 and entered into force on July 1, 2020, superseding the North American Free Trade Agreement (“NAFTA”); availability and cost of trucks, railcars, barges and ships, as well as their licensed operators, for transport of our materials; labor shortages and constraints; terrorist and organized criminal activities as well as geopolitical events, such as war and armed conflicts, including the current war between Russia and Ukraine; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; and, natural disasters and other unforeseen events (including global health hazards such as COVID-19). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from historical results, performance or achievements and/or results, performance or achievements expressly or implicitly anticipated by the forward-looking statements, or otherwise could have an impact on us or our consolidated entities. Any or all of CEMEX’s forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. These factors may be revised or supplemented, but CEMEX is not under, and expressly disclaims, any obligation to update or correct the information contained in this presentation or any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise. Readers should review future reports filed by us with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores). This presentation also includes statistical data regarding the production, distribution, marketing and sale of cement, ready mix concrete, clinker, aggregates and Urbanization Solutions. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to CEMEX’s prices for CEMEX’s products. We generated some of this data internally, and some was obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this presentation. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE Copyright CEMEX, S.A.B. de C.V. and its subsidiaries

Key achievements in • Double digit growth in Sales with all regions 1st Quarter 2022 contributing • Expanding EBITDA led by 33% growth in EMEA • Consolidated cement prices growing double-digit • Strong underlying demand conditions with robust volume growth in US and Europe • Urbanization Solutions Sales and EBITDA growing 11% and 10%, respectively • Continued rollout of our growth investments • Repurchased ~1.5% of shares in quarter The Reflection Space, Monterrey, Mexico • Reduction of 4% in CO emissions vs 1Q21 2 3 Built with Evolution, part of our Vertua family of sustainable products

Future in Action yielding significant results Vertua family of 4% CO reduction, 2 sustainable products with 7 plants below 2030 target • Sales of Vertua cement and concrete volumes doubled in 1Q22 • Alternative fuels increased 7.3pp to new high of 33.3% • Represents >30% of cement and ready-mix volumes sold • Reduced clinker factor by 1.6pp to 74.5% • Goal of 50% of cement and ready-mix sales by 2025 • 6 out of 8 plants in the US producing limestone cement th Unlocking opportunities 6 Integrated through innovation Annual Report • Participating in 7 CCUS industrial pilots • Successfully converted 50% of the CO directly from the flue 2 gases of our kilns, into carbon nanomaterials • Material progress in Climate Action • Established new consortium for Rüdersdorf Carbon • Introduced significant corporate governance changes Neutral Alliance to convert CO into jet fuel 2 • Available at cemex.com CCUS: Carbon Capture, Utilization and Storage 4

Sales and EBITDA growth driven by pricing



Net Sales
+12%
3,374
3,770
1Q21
1Q22
EBITDA
+3%
674
691
1Q21
1Q22
EBITDA Margin
-1.7pp
20.0%
18.3%
1Q21
1Q22
FCF after maint. Capex
1
-175
1Q21
1Q22



Sales growth in all four regions
Double-digit EBITDA growth in EMEA

Heart of Stone, Merida, Mexico
Built with Evolution, part of our Vertua family of sustainable products

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Robust volume performance in Europe and US CONSOLIDATED VOLUMES (l-t-l) 1Q22 YoY volume variation 7% 6% 7% 6% 16% 3% 1% 9% 9% 8% EMEA 7% 5% EUROPE USA 9% 5% MEX -8% 1 Cement 9% Ready mix Aggregates SCAC 0% -2% 6 1) Grey domestic cement

Against unprecedented inflation, we achieved high single digit and double-digit growth in consolidated pricing CONSOLIDATED PRICES 1Q22 YoY and QoQ price variation (l-t-l) 12% 17% 10% 9% 15% 8% 8% 7% 8% EMEA 4% 6% USA EUROPE 3% 8% 8% 11% QoQ: 4% 4% 3% 13% 13% 13% 9% 12% 11% 6% 8% 7% MEX Sequential (4Q21 to 1Q22) 9% 5% 6% 9% 1 Cement Ready mix SCAC 0% Aggregates -2% 7% -0% -1% 1) Grey domestic cement 7 Note: For CEMEX, SCAC, Europe and EMEA, prices (l-t-l) are calculated on a volume-weighted average basis at constant foreign-exchange rates

Strong consolidated pricing gain covering variable plus import cost increase 1Q22 EBITDA variation +3% +3% -233 305 -32 -56 691 691 5 674 0 28 1Q21 Volume Urb. Solutions Price Variable costs Cement & Fixed costs 1Q22 l-t-l FX 1Q22 reported & freight Clinker imports & others EBITDA -1.7pp 20.0% 18.3% margin 8

Aiming to recover EBITDA margins EBITDA margin evolution 22.0% 21.0% 20.0% 19.0% 18.0% 17.0% 1Q21 2Q21 3Q21 4Q21 1Q22 9

Regional Highlights Zoncuantla Apartments, Coatepec, Mexico Built with Hidratium, part of our Vertua family of sustainable products

US: Strong volume and price performance with sequential margin improvement YTD 1Q22 1Q22 Net Sales 1,196 1,196 % var (l-t-l) 18% 18% Operating EBITDA 200 200 % var (l-t-l) 2% 2% Operating EBITDA margin 16.8% 16.8% pp var (2.6pp) (2.6pp) • Growth in Sales reflecting double-digit cement pricing and high single-digit volumes • Volume growth attributable to industrial and residential segments • Sequential cement prices up 4%, reflecting price increases in markets representing 40% of volumes • Remaining markets repriced in April and subsequent pricing increases for summer months have been announced • Sequential margin improvement of 0.9pp Chase Center, California, United States Built with CEMSlag, part of our Vertua family of sustainable products 11 Millions of U.S. dollars

Mexico: Successful pricing strategy driving 5% top-line growth YTD 1Q22 1Q22 Net Sales 881 881 % var (l-t-l) 5% 5% Operating EBITDA 286 286 % var (l-t-l) (6%) (6%) Operating EBITDA margin 32.5% 32.5% pp var (3.9pp) (3.9pp) • Formal activity accelerating in industrial and formal housing sector demand • Record traction of January price announcement • EBITDA negatively impacted by higher energy costs and product mix effect • Sequential margin improvement of 3.5pp st • April 1 price increase for bagged cement announced to offset rising energy cost inflation and showing similar traction The Reflection Space, Monterrey, Mexico Built with Evolution, part of our Vertua family of sustainable products 12 Millions of U.S. dollars

EMEA: EBITDA grew 33% with a ~2pp increase in margin, despite significant volatility

Cemex
Building a better future

	1Q22	YTD 1Q22
Net Sales	1,185	1,185
% var (l-t-l)	14%	14%
Operating EBITDA	145	145
% var (l-t-l)	33%	33%
Operating EBITDA margin	12.3%	12.3%
pp var	1.9pp	1.9pp

- Double-digit top line growth driven by prices and volumes
- Solid pricing performance across all products
- Prices for our three core products in Europe increasing between 9% and 13% sequentially
- Resilient European operations relatively insulated against recent volatility
- Strong construction activity in Israel, coupled with continued improvement in Egypt's EBITDA



Duo Towers, Paris, France
Built with Vertua Concrete, part of our Vertua family of sustainable products
Picture by Jad Sylla Photography

Millions of U.S. dollars

13

SCAC: Improved conditions paving the way for successful pricing YTD 1Q22 1Q22 Net Sales 416 416 % var (l-t-l) 9% 9% Operating EBITDA 109 109 % var (l-t-l) (3%) (3%) Operating EBITDA margin 26.3% 26.3% pp var (2.6pp) (2.6pp) • Top-line driven by 9% growth in cement prices • Formal sector activity improving throughout portfolio while bagged cement returns to normalized levels • Announcing second round of price increases in markets representing ~30% of our cement volumes • In Colombia, activity driven by formal residential and infrastructure • In the Dominican Republic, formal activity is improving on the back of tourism and reactivation of formal housing 978 Building, Bogota, Colombia Built with Vertua Concrete, part of our Vertua family of sustainable products 14 Millions of U.S. dollars

Financial Developments Avancer Tower, San Luis, Mexico Built with Fortis, part of our Vertua family of sustainable products

Lower FCF driven by higher investment in working capital and maintenance capex Average working capital days First Quarter 1Q22 1Q21 2022 2021 Operating EBITDA 691 674 - Net Financial Expense 128 170 -9 - Maintenance Capex 182 96 -17 - Change in Working Capital 498 346 - Taxes Paid 50 48 Controlling Interest Net Income - Other Cash Items (net) 17 21 US$ M 665 - Free Cash Flow (9) (7) Discontinued Operations Free Cash Flow after 198 (175) 1 Maintenance Capex - Strategic Capex 76 53 Free Cash Flow (251) (53) 1Q22 1Q21 16

Partially mitigating energy volatility Kiln fuels - 5% of COGS + Operating Exp. in 2021 Change in energy cost 460 YTD 1Q22 2022 (4Q14: base 100) 2 2 Fuel Source Fuel price structure 420 Alternatives Fossil fuels 33% 1 CX Energy ARA Coal 20% 380 Alternatives Fixed 36% Henry Hub Nat. Gas USGC Petcoke 340 US Appalachian Coal Dutch TTF Gas Petcoke 35% 21% Coal 300 43% 6% 5% Fossil fuels Nat. Gas 260 Other Floating 220 Electricity - 4% of COGS + Operating Exp. in 2021 180 2022 140 2 Power price structure 100 60 50% Fixed Regulated 29% 20 4Q14 4Q15 4Q16 4Q17 4Q18 4Q19 4Q20 1Q22 20% Floating 1) CX energy cost (kiln fuel and electricity) per ton of cement produced 17 2) Based on expected consumption of kilocalories for fuels, and consumption of megawatt hours for power

Executed highly accretive transactions amid current environment • Successful early bond tender results for a principal amount of ~$440 million, achieving annual interest savings >$11 million • Repurchased $111 million of our shares, equivalent to 1.5% of outstanding shares • Closed $300 million interest rate locks, mitigating interest rate risk on potential future liability management transaction • Introducing our sustainability-linked framework in $215 million of securitization programs The Mexican Center of Philanthropy, Mexico City, Mexico Built with Fortis, part of our Vertua family of sustainable products 18

2022 Outlook The Reflection Space, Monterrey, Mexico Built with Evolution, part of our Vertua family of sustainable products

2022 guidance[1]

Operating EBITDA[2]	Mid single-digit growth
Consolidated volume growth	Flat for Cement Low to mid single-digit for Ready mix Low to mid single-digit for Aggregates
Energy cost/ton of cement produced	~35% increase
Capital expenditures	~$1,200 million total ~$700 M Maintenance, ~$500 M Strategic
Investment in working capital	~$150 million
Cash taxes	~$200 million
Cost of debt[3]	Reduction of ~$20 million

1) Reflects CEMEX's current expectations
2) Like-to-like for ongoing operations
3) Including perpetual bonds and subordinated notes with no fixed maturity

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Appendix Casa Piedra, Acapulco, Mexico Built with Duramax, part of our Vertua family of sustainable products

Debt maturity profile as of March 31, 2022 (Proforma) 1 Proforma total debt as of March 31, 2022: $8,951 million 2021 Credit Agreement Other bank debt Average life of debt: Fixed Income 5.7 years Leases 2,029 1,803 1,048 956 914 853 530 511 271 35 2022 2023 2024 2025 2026 2027 2028 2029 2030 >2031 Millions of U.S. dollars 1) Giving proforma effect to the purchase of $438.8 M aggregate principal amount of the following Notes: $167.9 principal amount of the 5.20% Notes due 2030, $111.6 M principal amount of the 5.45% Notes due 2029, and $159.3 M principal amount of the 3.875% Notes due 2031, that were validly tendered by holders of the Notes during the tender offer dated March 28, 2022 and early settled on April 13, 2022 and finally settled on April 27. Additionally, reflects a drawdown of $426 M of our Revolving Credit Facility to fund the purchase of these bonds. 22

Debt maturity profile as of March 31, 2022 Total debt as of March 31, 2022: $8,963 million 2021 Credit Agreement Other bank debt Average life of debt: Fixed Income 6.0 years Leases 1,962 1,603 1,048 1,025 1,021 956 530 511 271 35 2022 2023 2024 2025 2026 2027 2028 2029 2030 >2031 23 Millions of U.S. dollars

Consolidated volumes and prices 3M22 vs. 3M21 1Q22 vs. 1Q21 1Q22 vs. 4Q21 Volume (l-t-l) 1% 1% (2%) Domestic gray Price (USD) 10% 10% 7% cement Price (l-t-l) 12% 12% 7% Volume (l-t-l) 6% 6% (3%) Ready mix Price (USD) 7% 7% 6% Price (l-t-l) 8% 8% 6% Volume (l-t-l) 7% 7% (3%) Aggregates Price (USD) 5% 5% 8% Price (l-t-l) 7% 7% 8% 24 Price (l-t-l) calculated on a volume-weighted average basis at constant foreign-exchange rates

Additional information on debt MXN 3% Other Euro 5% 7% First Quarter Fourth Quarter 2022 2021 % var 2021 Currency 1 8,963 10,413 (14%) 8,555 Total debt denomination Short-term 4% 8% 4% U.S. Long-term 96% 92% 96% dollar 85% Cash and cash equivalents 593 1,309 (55%) 613 Net debt 8,370 9,104 (8%) 7,942 2 8,266 9,583 (14%) 7,921 Consolidated net debt Variable 2 2.83 3.66 2.73 Consolidated leverage ratio 14% 2 3 Interest rate 6.60 4.10 5.99 Consolidated coverage ratio Fixed 86% Millions of U.S. dollars 1) Includes leases, in accordance with International Financial Reporting Standard (IFRS) 2) Calculated in accordance with our contractual obligations under the 2021 Credit Agreement. 25 3) Includes the effect of interest-rate swap instruments related to bank loans to fix floating rates with a nominal amount of US $1,013 million

Additional information on debt 1 Total debt by instrument First Quarter Fourth Quarter 2022 2021 % of total % of total 17% Fixed Income 5,318 59% 5,330 62% 2021 Credit Agreement 2,127 24% 1,728 20% 1 1,518 17% 1,497 18% Others 59% 24% Total Debt 8,963 8,555 Millions of U.S. dollars 26 1) Includes leases, in accordance with IFRS

1Q22 volume and price summary: selected countries and regions Domestic gray cement Ready mix Aggregates 1Q22 vs. 1Q21 1Q22 vs. 1Q21 1Q22 vs. 1Q21 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico (8%) 15% 13% 9% 13% 11% 5% 15% 13% U.S. 9% 10% 10% 7% 9% 9% 9% 8% 8% Europe 16% 8% 15% 8% (0%) 6% 5% (2%) 3% Israel N/A N/A N/A 1% 10% 6% 11% 10% 7% Philippines (6%) 1% 7% N/A N/A N/A N/A N/A N/A Colombia 4% (4%) 1% 14% (5%) 1% 16% (6%) 0% Panama 5% (6%) (6%) 15% (7%) (7%) 20% 9% 9% Dominican Republic (4%) 15% 12% 32% 19% 15% N/A N/A N/A 27 Price (LC) for Europe calculated on a volume-weighted-average basis at constant foreign-exchange rates

1 2022 expected volume outlook : selected countries/regions Cement Ready Mix Aggregates CEMEX Flat Low to mid single digit increase Low to mid single digit increase Mexico Flat to low single digit decline Mid single digit increase Low to mid single digit increase USA Low single digit increase Low single digit increase Low single digit increase Europe Flat Flat Flat Colombia Low single digit increase Low teens increase N/A Panama Low to mid single digit increase At least 25% increase N/A High single digit to low teens Dominican Republic Flat N/A increase Israel N/A Flat Low single digit increase Philippines Mid single digit increase N/A N/A 28 1) Reflects CEMEX’s current expectations. Volumes on a like-to-like basis

Relevant ESG indicators Carbon strategy 1Q22 1Q21 4Q21 2021 Customers and suppliers 1Q22 1Q21 4Q21 2021 Kg of CO per ton of 2 Net Promoter Score (NPS) 67 65 69 70 577 601 587 591 cementitious % of sales using CX Go 60% 64% 61% 62% Alternative fuels (%) 33.3% 26.0% 30.3% 29.2% Clinker factor 74.5% 76.1% 75.4% 75.8% Low-carbon products 1Q22 1Q21 4Q21 2021 Health and safety 1Q22 1Q21 4Q21 2021 Blended cement as % of total Employee fatalities 0 0 1 1 72.5% 67.8% 70.5% 68.3% cement produced Employee L-T-I frequency rate 0.5 0.3 0.6 0.5 Vertua cement as % of total 34% 17% N/A N/A Operations with zero fatalities 99% 99% 98% 95% and injuries (%) Vertua concrete as % of total 31% 16% N/A N/A 29

Definitions SCAC South, Central America and the Caribbean EMEA Europe, Middle East, Africa and Asia When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported Cement cement volumes changed from total domestic cement including clinker to domestic gray cement) LC Local currency l-t-l (like to like) On a like-to-like basis adjusting for currency fluctuations and for investments/divestments when applicable Investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on Maintenance capital projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are expenditures projects required to comply with governmental regulations or company policies Operating EBITDA Operating earnings before other expenses, net plus depreciation and operating amortization IFRS International Financial Reporting Standards, as issued by the International Accounting Standards Board Pp Percentage points Prices All references to pricing initiatives, price increases or decreases, refer to our prices for our products Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects Strategic capital expenditures designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs Trinidad Cement Limited includes Barbados, Guyana, Jamaica and Trinidad and Tobago TCL Operations U.S. dollars USD Percentage variation % var 30

Contact Information Investors Stock Information Relations NYSE (ADS): CX In the United States +1 877 7CX NYSE Mexican Stock Exchange: CEMEXCPO In Mexico +52 81 8888 4292 Ratio of CEMEXCPO to CX: ir@cemex.com 10 to 1